UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): October 3, 2008

ProElite, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000-31573	22-3161866
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12121 Wilshire Boulevard, Suite 1001 Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(310) 526-8700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into Definitive Material Agreement.

Effective October 3, 2008, ProElite, Inc. (the “Company”) entered into an amendment (the “Amendment”) to a license agreement with CBS Entertainment (“CBS”) originally dated January 10, 2008, as revised and dated February 21, 2008 (the “Agreement”) in connection with the production and licensing of live world-class mixed martial arts fight programs.

Previously, CBS ordered an additional event under the Agreement from the Company scheduled to be presented on October 4, 2008, at The BankAtlantic Center in Sunrise, Florida (the “Sunrise Event”). The Company advised CBS that it was unable to deliver the Sunrise Event ordered by CBS for October 2008 under the current terms of the Agreement.

Accordingly, the Company and CBS agreed to amend the Agreement whereby CBS would assume all expenses for the event and receive all revenue from the event. CBS advanced the estimated event costs according to an agreed upon budget in order for the Company to pay expenses related to the event. Additionally, the Company and CBS waived mutual exclusivity under the Agreement for the Sunrise Event.

This Form 8-K contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by industry and market conditions, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Form 8-K.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is included herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PROELITE, INC.

Date: October 9, 2008	By:	/s/ CHARLES CHAMPION
Charles Champion, Chief Executive Officer

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